EXHIBIT 99.1

ENTRAVISION COMMUNICATIONS CORPORATION ANNOUNCES THE

CLOSING OF $400 MILLION SENIOR SECURED CREDIT FACILITY

SANTA MONICA, CALIFORNIA – August 25, 2004 – Entravision Communications Corporation (NYSE: EVC) today announced the successful closing and funding of its new $400 million senior secured credit facility, which replaces the company’s existing credit facility. The new facility consists of a $150 million 6 1/2-year revolving credit facility, a $175 million 7 1/2-year term loan, and a $75 million 7 1/2-year delayed draw term loan.

Syndication of the credit facility was well received, enabling term loan pricing of LIBOR plus a margin of 1.75%, which Entravision believes represents one of the tightest LIBOR spreads ever attained in similarly rated loan transactions. “We are pleased that investors are recognizing our strong operating performance and growth opportunities. This new facility will lower our overall cost of capital and provide financial flexibility as Entravision continues to grow,” said John DeLorenzo, Chief Financial Officer of Entravision.

Entravision used the proceeds from loans made at the closing to refinance outstanding bank borrowings under its existing credit facility. The company currently anticipates using the facility for general corporate purposes, as well as to fund the anticipated repurchase of the remaining shares of its Series A preferred stock.

Goldman Sachs acted as joint lead arranger, joint bookrunner and sole syndication agent on the credit facility. Union Bank of California acted as joint lead arranger, joint bookrunner and sole administrative agent.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 75% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest centrally programmed Spanish-language radio networks, which serves 21 markets via 54 owned and/or operated radio stations. Entravision’s outdoor operations consist of approximately 10,900 advertising faces concentrated primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

Entravision does not undertake any obligation to publicly update or revise any statements in this press release because of new information, future events or otherwise.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Entravision’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking

Entravision Communications

statements in this press release. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the company’s filings with the Securities and Exchange Commission.

Contact:

John DeLorenzo

Chief Financial Officer

Entravision Communications Corporation

310-447-3870

Michael Smargiassi/Jonathan Lesko

Brainerd Communicators, Inc.

212-986-6667